Exhibit 99.1

newsrelease

Tenet Healthcare Names New Independent Director

Ronald A. Rittenmeyer to Board of Directors

DALLAS – June 24, 2010 – Tenet Healthcare Corporation (NYSE:THC) today announced that Ronald A. Rittenmeyer, former chairman, president and chief executive officer of Electronic Data Systems Corporation (EDS), has been named to its board of directors. Rittenmeyer joins the board as an independent director. He fills a vacancy created in May 2010 through the retirement of former Tenet board member Don Williams. Rittenmeyer will serve on the audit and compensation committees.

Rittenmeyer, 63, served at EDS from 2005 to 2008. He has also held senior leadership positions across multiple industries, including managing director of The Cypress Group, a private equity firm; chairman, CEO and president of Safety-Kleen, Inc.; CEO and president of AmeriServe Food Distribution; chairman, CEO and president of RailTex, Inc.; president and COO of Ryder TRS, Inc.; president and COO of Merisel; COO of Burlington Northern Railroad; and a variety of senior management roles with PepsiCo’s Frito Lay and PepsiCo’s Foods International Divisions. In April 2010, the Department of Treasury appointed Rittenmeyer to serve as an independent director of American International Group, Inc.

“We’re pleased to have Ron join our board. He brings a valuable perspective on leadership and operations across a multitude of industries and economic environments,” said Tenet’s non-executive Chairman Edward A. Kangas.

“Ron’s track record as a CEO is outstanding, and I look forward to the many contributions he will make to Tenet and to our board,” said Tenet’s president and CEO Trevor Fetter.

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Media:

Rick Black (469) 893-2647

Rick.Black@tenethealth.com

Investors:

Thomas Rice (469) 893-2522

Thomas.Rice@tenethealth.com

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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.